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                                                                   Exhibit 21.1


                             SUBSIDIARIES OF MARVELL

Subsidiary                                     Jurisdiction of Organization
----------                                     -----------------------------
Galileo Technology Europe Ltd.                 United Kingdom

Galileo Technology Ltd.                        Israel

Marvell Asia Pte. Ltd.                         Singapore

Marvell Europe B.V.                            Netherlands

Marvell International Ltd.                     Bermuda

Marvell Japan K.K.                             Japan

Marvell Semiconductor, Inc.                    California, United States

Marvell Taiwan Ltd.                            Taiwan

Marvell Technology, Inc.                       Delaware, United States

Marvell World Trade Ltd.                       Barbados
